Exhibit 99.1

CHINA XIN NETWORK MEDIA CORP. SIGNS BINDING LETTER OF INTENT TO ACQUIRE PROFITABLE WALL STREET FIRM BENCHMARK CAPITAL CONSULTING, INC.

Monday November 4, 12:35 pm ET

MONTREAL--(BUSINESS  WIRE)--Nov.  4, 2002--China Xin Network Media Corp. (OTCBB:
CXIN - News) announces signing of a binding letter of intent to acquire Wall Street based strategic consulting and merger & acquisition advisory firm Benchmark Capital Consulting, Inc. (`Benchmark').

Benchmark Capital Consulting, Inc. is a wholly owned subsidiary of Benchmark Global Capital Group (www.bgcus.com), a Wall Street headquartered investment banking, securities trading, strategic consulting and international marketing consulting firm with extensive operations in North America and the Asia Pacific region. CXIN is a Florida registered information services provider that specializes in delivering Asian financial, economic and business news to the North American markets.

Subject to due diligence by Benchmark, a definitive agreement is expected to be signed within 60 days. This acquisition requires shareholder approval. CXIN is in the process of preparing proxy statements to be sent out to its shareholders. This acquisition will result in Benchmark Global Capital Group owning majority shares in CXIN.

George Lee, CXIN's Chairman and CEO commented: "This acquisition is an important milestone in the history of our company. This transaction is a great strategic fit between Benchmark and CXIN. With Benchmark's global business presence and its extensive business relationships in Asia, particularly in China, our shareholders will greatly benefit from Benchmark's successful business."

Jerry Gruenbaum, Benchmark's Senior Vice President and General Counsel commented: "Benchmark's staff has extensive experience in strategic consulting, international marketing consulting, and merger & acquisition advisory related services. Upon closing of this transaction, Benchmark will bring to CXIN a highly skilled management team and a highly qualified Board of Directors. CXIN's current information services business and its impressive client list including clients such as Factiva, Thomson Dow Jones and several others will compliment our consulting business very well. This transaction will allow us to better serve our clients with more value added products and services. We look forward to working closely with CXIN's management team towards a successful closing as quickly as possible."

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements, contained in this release which are not historical facts may be deemed to contain forward-looking statements with respect to events, the occurrence of which involves risk and uncertainties including, without limitation, demand and competition for the Company's products and services, the availability to the company of adequate financing to support its anticipated activities, the ability of the Company to generate cash flow from its operations and the ability of the Company to manage its operations.

Contact:
     China Xin Network Media Corp.
     Rahman A. Khan, 514/398-0515, ext. 23